GODFREY & KAHN, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
        Tel:  414-273-3500   Fax:  414-273-5198

                     March 2, 1999



Kohl's Corporation
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin  53051

Ladies and Gentlemen:

     In connection with the registration of 4,903,600 shares of common stock, par value $0.01 per share (the
"Shares"), of Kohl's Corporation, a Wisconsin corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 to be filed with the Securities and Exchange Commission on or about March
2, 1999 (the "Registration Statement"), you have requested our opinion with respect to the following matters.

     Of the Shares being registered, (i) 2,800,000
Shares are being sold by the Company (the "Primary
Shares"), (ii) 1,464,000 Shares are either presently issued and outstanding (the "Outstanding Shares") or will be issued by the Company upon exercise of outstanding stock options granted under one of the Company's stock option plans (the "Employee Option
Shares") and are being sold by certain shareholders named in the Registration Statement and (iii) 639,600
Shares will be subject to an option to be granted by the Company to the U.S. underwriters named in the Registration Statement to cover over-allotments (the
"Over-Allotment Shares") pursuant to the underwriting agreement in the form to be filed as an exhibit to the Registration Statement (the "Underwriting Agreement").

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and, for purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. We have further assumed that all outstanding option grants were properly authorized in accordance with the Company's 1992 Long-
Term Compensation Plan or 1994 Long-Term Compensation
Plan. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, records and papers as we have deemed necessary or appropriate for purposes of this opinion. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company and upon such other documents and data that we have deemed appropriate and, for purposes of this opinion, have assumed that the certificates and other documents to be furnished in connection with the closing of the sale of the Shares will be delivered in the manner presently proposed. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     With your consent, we are opining herein only on the laws of the State of Wisconsin. We express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or the laws of any other jurisdiction.

     Based on such examination and review, and subject to the foregoing, we are of the opinion that:

     1. The Primary Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable, subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the
          "WBCL").

     2.   The Outstanding Shares have been duly
          authorized and validly issued and are fully paid and non-assessable, subject to Section
          180.0622(2)(b) of the WBCL.

     3. The Employee Option Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the respective employee stock options and the related stock option plans, will be validly issued, fully paid and nonassessable, subject to Section 180.0622(2)(b) of the WBCL.

     4. The Over-Allotment Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable, subject to Section 180.0622(2)(b) of the WBCL.

     Section 180.0622(2)(b) of the WBCL provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that is a part of the Registration
Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/  Godfrey & Kahn, S.C.

                              Godfrey & Kahn, S.C.